Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-186186 on Form S-8 of CyrusOne Inc. (the “Company”) of our report dated March 28, 2013, relating to the combined financial statements and financial statement schedules of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the allocation of certain corporate overhead expenses from Cincinnati Bell Inc.), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

March 28, 2013